Exhibit 99.1

Viad Corp Announces Intent to Repurchase Additional Shares

PHOENIX--(BUSINESS WIRE)--September 15, 2010--Viad Corp (NYSE:VVI) today announced its intent to repurchase up to an additional 500,000 shares of common stock of the company, from time to time at prevailing market prices.

The shares are in addition to approximately 160,000 shares currently available for purchase pursuant to previously announced authorizations by the board of directors of the company.

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

CONTACT:
Viad Corp
Carrie Long
Investor Relations
602-207-2681
clong@viad.com